Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Latin America Ltd.:

We consent to the use of our report incorporated by reference in the registration statement on Form S-8, which appears on Form S-1 (No. 333-221608), dated July 21, 2017, with respect to the combined balance sheet of the LatAm Group as of December 31, 2015 and the related combined statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the related financial statement schedule II.

/s/ KPMG LLP

Santiago, Chile

January 9, 2018